In December 2014 Salient Broadmark
Tactical Plus Fund acquired all of the assets and liabilities of Broadmark Tactical Plus
Fund, and became the surviving Fund in this merger of registered investment companies.
Information related to this merger, as required by Item 77M, is incorporated by reference to the Form N-14/A filed with the Securities and Exchange Commission on November 5,
2014.